EX-35.2
Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075


(logo) WACHOVIA SECURITIES


1123 SERVICER'S CERTIFICATE


Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 2007, by and among Wachovia Commercial Mortgage Securities, Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C31 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the Master Servicer, during the period from May 1, 2007 and of its performance December 31, 2007, per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period May 1, 2007, through December 31, 2007 except as stated below:

With respect to servicing criterion 1122(d)(2)(ii), one disbursement made via wire transfer was authorized by personnel for amounts greater than such personnel's approval limits. Management does not believe that this failure to follow internal procedures resulted in any incorrect wire transfer or in any impact to investors. The Company implemented additional controls in 2007 to better monitor these processes and correct the non-compliance.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.


/s/ Timothy S. Ryan
Timothy S. Ryan, Managing Director
Wachovia Bank National Association

/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association